Exhibit 99.1

News Release

News Release
Contacts:
Investors    Ed Kiker     904-357-9186
Media    Russell Schweiss    904-357-9158

Rayonier Names David Nunes Post-Separation CEO for Rayonier

Veteran Timberland Executive Will Serve as COO of Rayonier Inc.
Until Its Upcoming Separation into Two Industry-Leading Companies

JACKSONVILLE, Fla., May 12, 2014 - Rayonier (NYSE:RYN) today announced the appointment of David L. Nunes as chief operating officer. Upon Rayonier’s previously announced mid-year separation, Nunes will assume the role of President and CEO of Rayonier and Paul Boynton, Rayonier’s current Chairman, President and CEO, will become Chairman, President and CEO of Rayonier Advanced Materials.

“Dave will provide strong leadership and direction to the new Rayonier,” said Boynton. “With 30 years of industry experience, he will continue Rayonier’s long legacy of growing shareholder value and provide strategic direction to one of the best teams of timber and real estate professionals in our industry.”

Nunes will join Rayonier Inc. on June 9 as chief operating officer and will play a key role in finalizing the separation of the company. Upon completion of the separation, he will assume responsibility for the leadership of Rayonier Inc. As previously announced, Rayonier’s Performance Fibers division will become Rayonier Advanced Materials; an independent company initially focused on the production of high-purity cellulose specialty products.

Nunes brings three decades of timber and real estate industry leadership to his new role, including more than 15 years as a senior executive. He joins Rayonier Inc. from Pope Resources (NASDAQ: POPE), where he has served as president and CEO since 2002.

Nunes joined Pope Resources in 1997 as director of portfolio management, working with prospective investors on developing timberland investment portfolios. He became vice president of portfolio development, and then served two years as senior vice president of acquisitions and portfolio development before being named president and COO in 2000.

Appointed president and CEO in 2002, Nunes launched the company’s private equity timber fund business, which now manages timberlands in three funds. Pope Resources also manages development acreage in the Seattle metropolitan area. In his tenure as CEO, Nunes has consistently delivered value to Pope’s unitholders.

Previously, Nunes spent nine years with Weyerhaeuser Company, joining the organization in 1988 as a business analyst and advancing through a number of leadership roles to become director of corporate strategic planning.

Following the separation, Richard Kincaid, director, will become chairman of Rayonier Inc.

“In preparation for the separation, we’ve strategically aligned our businesses to maximize their growth potential,” Kincaid said. “We’ve added high quality timberlands in the Gulf States, divested our non-core timberlands and increased our ownership in New Zealand. Additionally, our Real Estate business has obtained key land use

1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100

Exhibit 99.1

entitlements to position our HBU portfolio for enhanced sales values. Dave’s experience in strategic planning and growing and diversifying timberland portfolios will play a key role in our timber and real estate strategies moving forward. The Board is excited to work with Dave to maximize shareholder value following the separation.”

“This is an exciting time to join Rayonier and I’m honored to accept this opportunity,” Nunes said. “Rayonier is an industry leader with top talent and an outstanding timberland portfolio serving U.S. and Pacific Rim markets. Coupled with the best HBU portfolio in the industry, Rayonier is well positioned to capitalize on the rebounding economy and housing markets. Rayonier’s unique combination of assets and talent will ensure that we continue the company’s long history of delivering value to our shareholders.”

Nunes holds a Bachelor of Arts in Economics from Pomona College and an MBA from the Tepper School of Business at Carnegie Mellon University.

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About Rayonier:
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 20 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
Although Rayonier believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: uncertainties as to the timing of the spin-off and whether it will be completed, the possibility that various closing conditions for the spin-off may not be satisfied or waived, the expected tax treatment of the spin-off, the impact of the spin-off on the businesses of Rayonier and the Performance Fibers company, the ability of both companies to meet debt service requirements, the availability and terms of financing and expectations of credit rating. Other important factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document. Rayonier assumes no obligation to update these statements except as is required by law.

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1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100